UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2006
NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (630) 753-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On June 23, 2006, Dennis D. Williams was elected to the Board of Directors of Navistar International Corporation (the “company”). Mr. Williams is the designee of the United Automobile, Aerospace & Agricultural Implement Workers of America (the “UAW”), who is the holder of the company’s Series B preference stock. At this time the company’s board of directors has not determined the committees, if any, to which Mr. Williams will be appointed. Mr. Williams is not a party to any transaction with the company or any of its subsidiaries in which he had a direct or indirect material interest requiring disclosure under this Item.
In connection with a 1993 restructuring of the company’s post-retirement health care and life insurance benefits pursuant to a settlement agreement, the UAW was issued the Series B preference stock. As the holder of the company’s Series B preference stock, the UAW is entitled to elect one member to serve on the company’s board of directors, the UAW director, until such time as the company has fully funded its liability under the health care and life insurance benefits program (subject to such right revesting if such funding falls below 85% of the fully funded amount). The Series B preference stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.
Mr. Williams is employed by the UAW as a director of UAW Region 4, a position he has held since 2001. At the direction of the UAW all director compensation earned by Mr. Williams for service on the company’s board of directors will be paid to the retiree trust that was created under the company’s 1993 settlement agreement.
Mr. Williams’ election fills the seat previously held by David McAllister, the former UAW director, who was removed as a director of the company by the UAW on June 23, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION Registrant
Date: June 29, 2006	/s/Robert C. Lannert
Robert C. Lannert
Vice Chairman and Chief Financial Officer